Exhibit 10.3

LABORATORY SERVICE AGREEMENT

This Laboratory Service Agreement (“Agreement”) is effective as of November 22, 2005 (“Effective Date”), by and between Covance Central Laboratory Services LP (“Covance”), an Indiana limited partnership, with offices at 8211 SciCor Drive, Indianapolis, Indiana 46214, and Advanced Life Sciences Inc. (“ALSI”), with offices at 1440 Davey Road, Woodridge, IL 60517.

Recitals

WHEREAS, Covance is engaged in the business of providing laboratory testing, data management, protocol management and information management services for pharmaceutical clinical trials (“Services”); and

WHEREAS, ALSI desires for Covance to perform such Services in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and each act done pursuant thereto, ALSI and Covance agree as follows:

1.              DEFINITIONS AND INTERPRETATION

(a) Definitions - The following terms, as used herein (unless a clear contrary interpretation appears), have the following meanings:

“Clinical Trial” means a Study or the scientific evaluation of a Drug or Medical Device on the terms and conditions of a Protocol.

 “Drug” means a new or existing drug provided by ALSI and which is the subject of a Clinical Trial or Study under this Agreement.

“FDA” means the United States Food and Drug Administration or any other government body or agency that succeeds it.

“Project” means a Study or Clinical Trial, or any other clinical trial, project or assignment between Covance and ALSI.

“Protocol” means the document which specifies the laboratory testing procedures as written by ALSI as applicable for the performance of a Study or Clinical Trial and is provided to Covance.

“Study” means a Clinical Trial or the scientific evaluation of a Drug or Medical Device on the terms and conditions of the Protocol.

(b)                                 Interpretation - In this Agreement, unless a clear contrary intention appears:

i.                              the singular number includes the plural and vice versa;

ii.                           reference to any person or entity includes such person’s or entity’s successors and assigns;

iii.                        reference to this Agreement means such agreement as amended, modified or supplemented from time to time in accordance with the terms hereof;

iv.                       reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

v.                          “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

vi.                       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

vii.                    relative to the determination of any period of time, “from” means “from and including to” and “to” means “to but excluding”.

2.               SERVICES

Covance hereby agrees to perform Services for ALSI’s protocol                     , pursuant to the terms and conditions contained in this Agreement, the Protocol, the Statement of Work (“SOW”), the Quote for Services (“Budget”), and all other applicable documents.

3.              FEES AND BILLING

Fees for the Project are set forth in the attached Budget.  The Budget contains all of the applicable discounts and Services that will be provided for that Project.

ALSI agrees make an advance payment equal to 10% of the Budget (“Advance Payment”).  Covance will invoice the Advance Payment when this Agreement has been signed by both parties.  ALSI will pay the Advance Payment invoice within thirty (30) days after receipt.

Each month, Covance will invoice ALSI for all fees due and expenses incurred while providing Services during the previous month.  Payment is due thirty (30) days from the date of the invoice.   After invoices have reached 90% of the Budget, Covance will begin applying funds from the Advance Payment to the monthly invoices.  Should the Study be terminated before the Advance Payment is exhausted, and assuming all prior invoices have been paid, Covance will apply Advance Payment funds to the final invoice and refund any remaining Advance Payment funds to ALSI within thirty (30) days.

Upon written notification by ALSI that the Clinical Trial has been concluded or six months after the non-receipt of any kits (whichever comes first), Covance will issue a final invoice for any Services rendered to identify amounts due to Covance or refund due to ALSI.

Covance will hold prices unchanged for twelve (12) months from Project start up.  Thereafter, fees may be adjusted annually by Covance upon thirty (30) days written notice to ALSI.  However, should global political, logistical or economic changes take place which increase Covance’s purchase prices, Covance may assess additional charges to ALSI upon thirty (30) days’ prior written notice.

If ALSI requests a material change to the Project at any time which would affect the Services, Covance will revise fees to reflect the change in the SOW and/or Budget.

COVANCE will provide each Investigator site with project and visit specific specimen collection supplies needed to collect and ship specimens. The kits include test tubes, pipettes, collection needles, and other required materials, in addition to instructions for collection and shipment. The kits shall also have a test requisition form designated for the Project. Each kit and collection tube will be bar coded to ensure tracking and testing audit trails upon its return to Covance.  Should a kit be lost through no fault of Covance, or should a kit expire at the Investigator site, or should a kit otherwise need to be replaced through no fault of Covance, Covance will supply replacement kits for those that need to be replaced.  The charge for any replacement kit which is lost, expires, or otherwise needs to be replaced through no fault of Covance, will be an amount equal to the price listed in the Budget per kit for the same kit/visit as is being replaced.

4.              PROPERTY OWNERSHIP

All materials, documents, information, programs and suggestions of every kind and description supplied to Covance by or on behalf of ALSI or prepared or developed by Covance pursuant to this Agreement (except for Covance procedural manuals, personnel data and Covance developed technology and software) shall be the sole and exclusive property of ALSI.  Strategic insight and proposed Project design and scope provided in any Covance proposal shall remain the property of Covance and may only be used by ALSI to assess whether it wishes to pursue such work with Covance.

5.              PATENT RIGHTS

Covance will disclose promptly to ALSI or its nominee any and all patentable inventions, discoveries and improvements conceived or made by Covance in the course of the Clinical Trial and/or while providing Services to ALSI pursuant to this Agreement, and Covance agrees to assign all its interests therein to ALSI or its nominee; provided ALSI requests such assignment within one year of notification of such invention; provided, further, that Covance shall retain all rights to any data, processes, software (including codes), technology, means, know-how and delta flags developed by Covance relating to laboratory testing or data management.  When requested by ALSI, Covance will execute any and all applications, assignments or other instruments and give testimony which ALSI deems necessary to apply for and obtain any Letters of Patent of the United States of America or of any foreign country or to otherwise protect ALSI’s interest therein.  ALSI shall compensate Covance for the time devoted to said activities and reimburse Covance for expenses incurred.  These obligations shall continue beyond the termination of this Agreement with respect to patentable inventions, discoveries and improvements conceived or made by Covance while providing Services to ALSI pursuant to this Agreement, and shall be binding upon Covance’s assignees.

6.              CONFIDENTIAL INFORMATION/LEGAL PROCEEDINGS

Covance agrees that all materials, documents and information provided to it by ALSI and, except as provided in Section 4, all test information, data and records developed by Covance exclusively in connection with the performance of its Services pursuant to this Agreement is and shall be the sole property of ALSI and considered confidential (collectively, “Confidential Information”).  Covance agrees to hold Confidential Information in confidence and in a manner consistent with the way in which Covance maintains the confidentiality of its own proprietary information.  Covance shall disclose the Confidential Information to Investigators and Covance employees, officers, directors and representatives only on a need-to-know basis.  Covance agrees that, except as necessary to fulfill its obligations under this Agreement, it will not use or disclose to any other third party any Confidential Information; provided, however, that Covance has no obligations with respect to any Confidential Information that is:

(a)          now or later becomes publicly available through no fault of Covance;

(b)         obtained by Covance from a third party not under obligation to ALSI with respect to such Confidential Information;

(c)          already in Covance’s possession as indicated in its written records; or

(d)         required to be disclosed by any law, rule, regulation, order, decree or subpoena, in which event Covance will give ALSI, if practicable, advance written notice to permit ALSI to seek a protective order or other similar order with respect to such Confidential Information.

The foregoing obligations of non-use and confidentiality will extend for five (5) years beyond the date of disclosure or generation of such Confidential Information.

Should Covance be obligated to provide testimony or records regarding any Study, Protocol or Clinical Trial in any legal or administrative proceeding, then ALSI shall reimburse Covance its out-of-pocket costs therefore plus an hourly fee for its employees or representatives equal to the internal fully burdened cost to Covance of such employee or representative.

Nothing contained in this Section 6 shall be interpreted to limit the rights and obligations of the parties under Section 4 hereof and to the extent that any conflict arises in applying the provisions of Sections 4 and 6, the provisions of Section 4 shall control.

7.              COMPLIANCE

Performance - Covance will perform its Services in accordance with the current state of the laboratory art. All of Covance’s tests, assays and other activities undertaken under this Agreement shall comply in all material respects with College of American Pathologists (“CAP”).  CLIA (Clinical Laboratory Improvement Act) certification is obtained through compliance with CAP requirements.  This Agreement contains all the conditions under which Covance will provide Services. Covance makes no other express or implied commitments or warranties concerning the performance of the Clinical Trial.

Change in Requirements - Should government regulatory requirements be changed, Covance will make every reasonable effort to satisfy the new requirements.  In the event that compliance with such new regulatory requirements necessitates a change in this Agreement, Covance will submit to ALSI a revised technical and cost proposal for ALSI’s acceptance prior to performing Services.

Conflicts - In the event of a conflict in government regulation, ALSI will designate the applicable regulations to be followed by Covance in the performance of its Services.

8.              LABORATORY VISITS

ALSI’s representatives may visit Covance’s facility with reasonable frequency during normal business hours to observe the progress of a Clinical Trial. All such visits shall be scheduled in advance by ALSI. ALSI agrees that all confidential and proprietary information of Covance obtained or observed during such visits shall remain sole property of Covance and ALSI shall keep such information confidential and shall not use or disclose it to a third party without Covance’s prior written consent.

9.              INDEMNIFICATION

A.                                    ALSI shall indemnify Covance and its respective affiliates and their respective officers, directors, employees and agents (“Covance Group”) from any loss, damage, cost or expense (including reasonable attorney’s fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (a “Claim”) arising from or related to (i) personal injury to a participant in the Clinical Trial or any employee within the Covance Group directly or indirectly caused by the Study Drug, (ii) Covance’s performance of or involvement with the Clinical Trial or its obligations under this Agreement, (iii) this Agreement, the Clinical Trial or any aspect thereof, or the Protocol, which violates any applicable law, rule, regulation or ordinance, (iv) the Study Drug’s harmful or otherwise unsafe effect, including, without limitation, a Claim based upon ALSI’s or any other person’s use, consumption, sale, distribution or marketing of the Study Drug, or (v) the negligence, gross negligence or intentional misconduct or inaction of ALSI in the performance of its obligation under this Agreement or the Protocol related to any Clinical Trial; provided that if such Loss or Claim (other than a Loss or Claim described in clause (iv)) hereof arises in whole or in part from Covance’s negligence, gross negligence or intentional misconduct or inaction, then the amount of such Loss that ALSI shall indemnify the appropriate person or entity within the Covance Group pursuant to this Section 9 shall be reduced by an amount in proportion to the percentage of Covance’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties. ALSI shall not indemnify the Covance Group from any Loss from any Claim described in clause (iv) hereof arising solely from the willful misconduct or inaction or gross negligence of Covance.

B.                                    Covance shall indemnify ALSI and its officers, directors, employees and agents (“ALSI Group”) from any Loss arising from any Claim for personal injury to Study participants or personal injury to any employee within the ALSI Group or property damage arising or occurring during the conduct of the Clinical Trial as a result of Covance’s negligence, gross negligence or intentional misconduct or inaction; provided that if such Loss or Claim hereof arises in whole or part from the ALSI Group’s negligence, gross negligence or intentional misconduct or inaction, then the amount of the Loss that Covance shall indemnify the ALSI Group for pursuant to this Section 9 shall be reduced by an amount in proportion to the percentage of ALSI Group’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

C.                                    Upon receipt of notice of any Claim that may give rise to a right of indemnity from a party, a person or entity entitled to seek indemnification pursuant to the foregoing provisions (the “Indemnified Party”) shall give written notice thereof to the other party (the “Indemnifying Party”) with a Claim for indemnity. Such notice shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided, however, that (a) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (b) the Indemnifying Party will conduct the defense of such Claim, with due regard for the business interest and potential related liability of the Indemnified Party and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement, with the Indemnified Party having the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume a complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to those which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, which may not be unreasonably withheld or delayed.

D.                                    The obligations of the parties under this Section survive the termination of this Agreement.  Further, a breach by the Indemnified Party of its obligations under this Agreement shall not relieve the Indemnifying Party of its obligations under this Section unless such breach was solely responsible for the Loss or Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

10.       DEFAULT

If Covance is in default of its material obligations under this Agreement, ALSI shall promptly notify Covance in writing of any such default.  Covance shall have a period of thirty (30) days from receipt of such notice within which to cure the default.  If Covance shall fail to so cause such cure, then this Agreement shall, at ALSI’s option and upon notice to Covance, immediately terminate.  In any event, ALSI’s sole remedy for any default by Covance under this Agreement shall be the refund of all money paid to Covance under this Agreement. Under no circumstances shall ALSI be entitled to, nor shall Covance be responsible for, any incidental, indirect, consequential or special damages (including, without limitation, lost profit) arising in connection with any default or breach by Covance of its obligations under this Agreement or any documents related thereto.

If ALSI is in default of its material obligations under this Agreement, then Covance shall promptly notify ALSI in writing of any such default. ALSI shall have a period of thirty (30) days from the date of receipt of such notice within which to cure the default.  If ALSI fails to cure within the specified time period, then this Agreement shall, at Covance’s option, immediately terminate.

After performing Services, Covance will store the Study specimens (hereinafter “Archival Specimens”) for the length of time and under storage conditions as described in the applicable Statement of Work.  Archival Specimens may subsequently be shipped to ALSI or another party as specified in the Statement of Work or as otherwise requested by ALSI.  In no event shall Covance’s liability for any breach or default with regard to storage of an Archival Specimen exceed the fee it has been paid for storage of that specimen for the prior twelve (12) months.

11.       INSURANCE

Covance shall secure and maintain in full force and effect through the performance of its Services the necessary insurance coverage in amounts appropriate to the conduct of Covance’s business. Certificates evidencing such insurance will be made available for examination upon request by ALSI.

12.       FORCE MAJEURE

No party shall be liable for a delay in performance or failure to perform its obligations under this Agreement if such delay or failure is due to acts of God or any other event beyond the control of the parties, including, without limitation, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action or power failure, provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the event causing delay or failure. Any deadline or time for performance which falls due during or subsequent to the occurrence of any of the events referred to above shall be automatically extended for a period of time equal to the period of delay caused by any such event.

Covance will promptly notify ALSI if, by reason of any of the events referred to above, Covance is unable to meet any deadline or time for performance specified in this Agreement.  In the event that any part of Covance’s Services is rendered invalid as a result of any such event, Covance will, upon written request from ALSI and at ALSI’s sole cost and expense, repeat that part of the Services affected by the event.

13.       TERMINATION

ALSI may terminate this Agreement prior to completion of the Clinical Trial, at any time and for any reason, upon 30 days written notice to Covance, except when the reason for termination is the safety of patients, then it can be terminated immediately.  In the event of termination, Covance shall be entitled to full payment for work performed on the Clinical Trial up through the date work on such Clinical Trial is concluded, including, without limitation, all fees and other expenses of Covance for such Clinical Trial.  Covance shall use reasonable efforts to conclude or transfer the Clinical Trial as expeditiously as practicable and in accordance with all applicable laws, rules and regulations, including those of the FDA.  Further, Covance and ALSI shall cooperate with each other during such Clinical Trial termination to safeguard patient safety, continuity of patient treatment and to comply with applicable laws, rules and regulations.

The termination of this Agreement shall not relieve either party of its obligations to the other with respect to (a) maintaining the confidentiality of Confidential Information, (b) assignment of inventions and assistance with respect thereto, (c) indemnification, (d) compensation for Services performed, and (e) retention of records.

14.       MISCELLANEOUS

A.                                    Independent Contractor. It is understood and agreed that Covance shall perform its duties as an independent contractor and not as an agent, employee, partner or joint venture of ALSI.  Covance will have no authority to bind or commit ALSI in any manner whatsoever and will not, at any time, hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations of any nature on behalf of ALSI, except pursuant to this Agreement.

B.                                    Advertising.  Neither party shall use the name of the other party or the names of the employees of the other party in any advertising or sales promotional material or in any publication without the prior written permission of such party.

C.                                    Modifications.  No amendments or modifications may be made to this Agreement without the mutual written agreement of ALSI and Covance.

D.                                    Law.  This Agreement will be governed by Indiana law.  It is the intention of the parties that in the event disputes should arise between the parties over the interpretation and application of this Agreement, the parties will first attempt to settle such disputes by negotiation and consultation between the senior executives of ALSI and Covance and other parties familiar with this Agreement or the Study.

E.                                      Costs of Litigation.  In the event that any party commences legal proceedings against the other party in connection with this Agreement, the party prevailing through a final non-appealable decision shall be entitled to recover its costs and expenses of litigation (including reasonable attorneys’ fees) from the other party.

F.                                      Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that neither party shall have the right to assign this Agreement or any of the rights set forth herein or delegate any of the obligations hereunder without the prior written consent of the other party.

G.                                    Entire Agreement.              This Agreement represent the entire understanding between the parties with respect to the subject matter hereof as of the Effective Date, and this Agreement supersedes all prior agreements, negotiations, understandings, representations, statements and writings between the parties relating thereto.

H.                                    Waiver.     No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

I.                                         Severability.                                                                            If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected but shall be valid and enforced.

J.                                      Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, registered or certified mail, return receipt requested, postage paid:

If to ALSI to:	Advanced Life Sciences Inc.
1440 Davey Road
Woodridge, IL 60517
Attention:

If to Covance to:	Covance Central Laboratory Services LP
8211 SciCor Drive
Indianapolis, Indiana 46214-2985
UNITED STATES
Attention: Vice President, Finance

or at such other place as either party shall hereafter furnish to the other party in writing. Notices shall be deemed given on the date of personal delivery or deposit in the mail as specified above.

K.                                    Captions. Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

IN WITNESS WHEREOF, the parties by their duly authorized officers have executed this Agreement on the dates set forth below, to be effective on the Effective Date set forth on the first page of this Agreement.

Advanced Life Sciences Inc.		Covance Central Laboratory Services LP

By:	/s/ Michael T. Flavin	By:	/s/ Deborah L. Tanner

Date:	November 22, 2005	Date:	November 22, 2005